Exhibit 3.5

CERTIFICATE OF AMENDMENT
Pursuant to NRS 78.385 and 78.390
TO
ARTICLES OF INCORPORATION
OF
HEARTLAND OIL AND GAS CORP.

Heartland Oil and Gas Corp., (the "Corporation"), a corporation organized and existing under and by virtue of the Nevada
Revised Statutes (“NRS”) of the State of Nevada, DOES HEREBY CERTIFY:

        FIRST: That the Board of Directors of the Corporation, by unanimous consent in lieu of a meeting, adopted the following resolution:

        "RESOLVED that the Board of Directors hereby declares it advisable and in the best interest of the Corporation that
Article IV of the Articles of Incorporation be amended, superceded and replaced as follows, and does hereby approve, adopt and confirm such amendment:

ARTICLE IV.
STOCK

The Capital Stock shall consist of 900,000,000 shares of common stock, $0.001 par value, all of which stock shall be entitled to voting power, and 100,000,000 shares of preferred stock, $0.001 par value. To the fullest extent permitted by the laws of the
State of Nevada, as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the
Corporation. The Corporation may issue the shares of stock for such consideration as may be fixed by the Board of Directors.

Upon this Certificate of Amendment to the Articles of Incorporation of the Corporation becoming effective pursuant to the NRS
(the “Effective Time”), every ten (10) shares of the Corporation’s common stock, par value $.001 per share, issued and outstanding immediately prior to the Effective Time (the “old Common Stock”), shall be automatically reclassified as and converted into one (1) share of common stock, par value $.001 per share, of the Corporation (the “New Common Stock”).
Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock into New
Common Stock. In Lieu thereof, each holder of record of Old Common Stock who would otherwise be entitled to receive a fractional share of New Common Stock shall receive one (1) whole share of New Common Stock.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without any necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive one (1) whole share of New Common Stock in lieu of any fractional shares of New
Common Stock as set forth above); provided, however, that each such holder of record of a certificate that represented shares of
Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of
New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified”

        SECOND: That the aforesaid amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 78.320 of the
Nevada Revised Statutes of the State of Nevada.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed this 19th day of June 2007.

By:	/s/ Philip Winner
Philip Winner
CEO and President